KINETICS MUTUAL FUNDS, INC. and KINETICS PORTFOLIOS TRUST
SECOND AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of this 15th day of December, 2006, to the Fund Accounting Servicing Agreement, dated as of December 15, 2005, as amended June 16, 2006, is entered into by and among Kinetics Mutual Funds, Inc., a Maryland corporation, Kinetics Portfolios Trust, a Delaware business trust and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement dated as of December 15, 2005, as amended June 16, 2006 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B, the fee schedule of the Agreement, is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Peter B. Doyle	By: /s/ Michael R. McVoy

Name: Peter B. Doyle	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

KINETICS PORTFOLIOS TRUST

By: /s/ Peter B. Doyle

Name: Peter B. Doyle

Title: President